Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Record Results for Third Quarter 2011

Houston, Texas (Wednesday, November 2, 2011) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2011.

Third Quarter 2011 Highlights

•
Enterprise reported record gross operating margin of $973 million, record adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $956 million and record net income of $480 million for the third quarter of 2011.  This compares to gross operating margin of $809 million, Adjusted EBITDA of $838 million and net income of $348 million for the third quarter of 2010.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
$ in millions, except per unit amounts
Gross operating margin	$973	$809	$2,771	$2,424
Operating income	$681	$543	$1,950	$1,642
Net income	$480	$348	$1,363	$1,094
Fully diluted earnings per unit (1)	$0.55	$0.18	$1.55	$0.77
Adjusted EBITDA	$956	$838	$2,762	$2,453
Distributable cash flow	$856	$573	$2,327	$1,685
(1) Earnings per unit amounts for the three and nine months ended September 30, 2010 have been adjusted as described under “Basis of Financial Statement Presentation” later in this press release.

•
Enterprise increased its cash distribution rate with respect to the third quarter of 2011 to $0.6125 per unit, or $2.45 per unit on an annualized basis, which represents a 5.2 percent increase from the distribution rate paid with respect to the third quarter of 2010.  This is the 29th consecutive quarterly increase and the 38th increase since the partnership’s initial public offering in 1998.  The distribution with respect to the third quarter of 2011 will be paid on November 9, 2011 to unitholders of record as of the close of business on October 31, 2011;

•
Enterprise reported record distributable cash flow of $856 million for the third quarter of 2011, which provided 1.7 times coverage of the $0.6125 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $341 million of distributable cash flow for the third quarter of 2011.  Distributable cash flow for the third quarter of 2011 included $190 million of net proceeds from sales of assets including 4.1 million common units of Energy Transfer Equity, L.P. (NYSE: ETE) in July 2011.  Excluding proceeds from sales of assets, distributable cash flow for the third quarter of 2011 was a record $666 million and provided 1.3 times coverage of the cash distribution declared with respect to the quarter;

•
Enterprise’s NGL, crude oil, refined products and petrochemical pipeline volumes for the third quarter of 2011 were 4.0 million barrels per day (“BPD”), which were 3 percent less than volumes in the third quarter of 2010.  Total natural gas pipeline volumes increased 5 percent to a record 13.4 trillion British thermal units per day (“TBtud”) for the third quarter of 2011.  NGL fractionation volumes for the third quarter of 2011 increased 16 percent to a record 554 thousand barrels per day (“MBPD”).  Equity NGL production for the third quarter of 2011 decreased 7 percent to 114 MBPD.  Fee-based natural gas processing volumes for the third quarter of 2011 increased 40 percent to a record 3.8 billion cubic feet per day (“Bcfd”);

•	Enterprise made capital investments of approximately $1.1 billion during the third quarter of 2011, including $81 million of sustaining capital expenditures; and

•	Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under its revolving credit facility) at September 30, 2011 of approximately $2.8 billion.

“Enterprise reported record results again this quarter driven by natural gas, NGL and crude oil production growth in the shale regions, as well as demand for NGLs by the U.S. petrochemical industry and global markets,” stated Michael A. Creel, president and CEO of Enterprise.  “Our NGL Pipelines & Services segment posted record gross operating margin this quarter, while our onshore natural gas, onshore crude oil and petrochemical service businesses also had strong results.”

“We were pleased to announce that our largest single project, the $1.5 billion Haynesville Extension of the Acadian Gas system, began commercial operations yesterday.  Our engineering team and contractors did a great job completing this project safely, in a timely fashion and approximately $100 million under budget.  Since the beginning of 2009, our engineering team has completed 15 projects with a budgeted cost of approximately $3.2 billion either on time or ahead of schedule and approximately $275 million under budget,” said Creel.

“The Haynesville Extension provides an important corridor for our producing customers to avoid the natural gas over supply situation at Perryville, Louisiana and to transport their natural gas south from the Haynesville and Bossier shale plays of Northwest Louisiana to attractive markets including industrial consumers in South Louisiana and markets in the southeastern U.S. through interconnects with nine interstate pipelines.  This project is expected to generate between $150 and $200 million of incremental gross operating margin annually supported by demand charges associated with 10-year contracts,” continued Creel.

“Our commercial team continues to do a great job of enhancing the utility of Enterprise’s midstream asset system with expansions and extensions that provide our energy producing and consuming customers with value added infrastructure solutions.  The most recent examples of this are the Texas Express NGL pipeline and the progress we have made on the proposed ethane pipeline out of the Marcellus and emerging Utica shale plays, located in the tri-state region of Pennsylvania, Ohio and West Virginia, to the highest value markets on the U.S. Gulf Coast.  Enterprise has approximately $4.5 billion of energy infrastructure projects that are scheduled to be put into service between 2012 and 2014.  With successful execution, the expected cash flow accretion from these projects should provide the support for future increases in our cash distributions to partners,” said Creel.

“Importantly, we want to thank our debt and equity investors for their continued support.  Enterprise’s activities are creating U.S. jobs, facilitating the development of U.S. energy resources to reduce our nation’s reliance on imports of foreign crude oil and assisting U.S. manufacturers to be more competitive in the global marketplace while deploying U.S. capital to generate attractive returns for our investors,” concluded Creel.

Review of Third Quarter 2011 Results

Net income for the third quarter of 2011 was a record $480 million versus $348 million for the third quarter of 2010.  Net income attributable to partners for the third quarter of 2011 was $0.55 per unit on a fully diluted basis compared to $0.18 per unit on a fully diluted basis, for the third quarter of 2010.  Earnings per unit amounts for the third quarter of 2010 have been adjusted as described under “Basis of Financial Statement Presentation” later in this press release.

On October 13, 2011, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the third quarter of 2011 to $0.6125 per unit, representing a 5.2 percent increase over the $0.5825 per unit rate that was paid with respect to the third quarter of 2010.  Enterprise generated record distributable cash flow of $856 million for the third quarter of 2011 compared to $573 million for the third quarter of 2010.  Distributable cash flow for the third quarter of 2011 included $190 million of net proceeds from sales of assets including 4.1 million common units of Energy Transfer Equity, L.P. (“Energy Transfer”).

Enterprise’s distributable cash flow for the third quarter of 2011 provided 1.7 times coverage of the cash distributions that will be paid on November 9, 2011 to unitholders of record on October 31, 2011.  Excluding proceeds from the sale of assets, distributable cash flow for the third quarter of 2011 was a record and provided 1.3 times coverage of the cash distributions declared with respect to the quarter.  The partnership retained approximately $341 million, or 40 percent, of distributable cash flow for the third quarter of 2011, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For the first nine months of 2011, Enterprise has generated approximately $2.3 billion of distributable cash flow while retaining $833 million for reinvestment.  For the first nine months of 2011, distributable cash flow included approximately $441 million of proceeds from sales of assets.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

Certain of Enterprise’s revenues and operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenues for the third quarter of 2011 increased to $11.3 billion from $8.1 billion in the same quarter of 2010 primarily attributable to higher commodity prices and volumes.  Operating income was a record $681 million for the third quarter of 2011 versus $543 million for the same quarter of 2010.  Adjusted EBITDA for the third quarter of 2011 was a record $956 million compared to $838 million for the third quarter of 2010.

Review of Segment Performance for the Third Quarter of 2011

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was a record $548 million for the third quarter of 2011, a 38 percent increase compared to $397 million for the same quarter of 2010.

Enterprise’s natural gas processing and related NGL marketing business generated record gross operating margin of $348 million for the third quarter of 2011 compared to $224 million for the third quarter of 2010.  This $124 million increase was largely due to an increase in NGL sales margins and natural gas processing margins.  Our processing plants in the Rocky Mountains and South Texas also benefitted from an increase in fee-based natural gas processing volumes.  Enterprise reported a 40 percent increase in fee-based processing volumes to a record 3.8 Bcfd for the third quarter of 2011 compared to 2.7 Bcfd for the third quarter of 2010.  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) was 114 MBPD for the third quarter of 2011 compared to 122 MBPD for the third quarter of 2010.  Most of the decrease in equity NGL production was attributable to our South Louisiana and South Texas natural gas processing plants.

Gross operating margin from the partnership’s NGL pipeline and storage business was $146 million in the third quarter of 2011 compared to $136 million in the third quarter of 2010.  The Mid-America and Seminole pipeline systems reported a $15 million increase in gross operating margin primarily due to an increase in system-wide tariffs that was effective in July 2011.  This favorable variance was partially offset by the effects of lower pipeline volumes in South Louisiana and lower export volumes due to planned maintenance at the export terminal.  This business reported total NGL pipeline volumes of 2.2 million BPD in the third quarter of 2011, an 85 MBPD decrease from the third quarter of last year.

Enterprise’s NGL fractionation business reported record gross operating margin of $54 million for the third quarter of 2011 compared to $38 million reported for the same quarter of 2010.  Our Mont Belvieu fractionators accounted for $10 million of this increase in gross operating margin, largely due to volumes and revenues associated with a new 75 MBPD fractionator, which began commercial operations late in the fourth quarter of 2010.  Enterprise’s Norco, Hobbs and South Texas fractionators also reported increases in gross operating margin.  Fractionation volumes for the third quarter of 2011 increased 16 percent to a record 554 MBPD compared to 476 MBPD in the third quarter of 2010.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $156 million for the third quarter of 2011 compared to $154 million for the third quarter of 2010.  Gross operating margin from the Texas Intrastate system increased $15 million from the third quarter of last year on an 11 percent increase in pipeline volumes attributable to growing production from the Eagle Ford Shale and greater demand from gas-fired electric generation facilities due to record heat in Texas during the third quarter of 2011.  The San Juan and Jonah gathering systems reported an aggregate $10 million decrease in gross operating margin from the third quarter of last year due to higher maintenance expenses and lower volumes.  Total onshore natural gas pipeline volumes increased 0.7 TBtud, or 6 percent, to a record 12.4 TBtud for the third quarter of 2011.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines and Services segment increased to $67 million for the third quarter of 2011 from $35 million for the third quarter of 2010.  All of Enterprise’s major onshore crude oil pipelines, storage assets and marketing activities reported solid results for the third quarter of 2011 on higher volumes and sales margins with the exception of the Seaway pipeline.  The Seaway pipeline reported a $3 million decrease in gross operating margin due to lack of demand to transport crude oil from the Texas Gulf Coast to Cushing, Oklahoma.  Total onshore crude oil pipeline volumes were 725 MBPD for the third quarter of 2011 compared to 684 MBPD for the third quarter of 2010.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $54 million for the third quarter of 2011 compared to $68 million for the same quarter of

2010.  Gross operating margin for the third quarter of 2010 included an $8 million benefit related to insurance proceeds.

The Independence Hub platform and Trail pipeline reported a $3 million decrease in aggregate gross operating margin to $34 million for the third quarter of 2011 from $37 million for the third quarter of 2010.  Natural gas volumes on the Independence system were 429 billion British thermal units per day (“BBtud”) for the third quarter of 2011 compared to 489 BBtud reported for the third quarter of 2010.  Gross operating margin from Enterprise’s other offshore natural gas pipelines, excluding the benefit of insurance proceeds received in the third quarter of last year, increased by approximately $3 million attributable to an expansion of the Anaconda natural gas pipeline system that was completed during the third quarter of 2011.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 1.0 TBtud for the third quarter of 2011 compared to 1.1 TBtud for the third quarter of 2010.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $19 million for the third quarter of 2011 compared to $22 million for the third quarter of 2010.  In general, offshore crude oil pipeline volumes were lower in the third quarter of 2011 due to maintenance at certain upstream platforms and producing wells.  Total offshore crude oil pipeline volumes were 259 MBPD in the third quarter of 2011 versus 299 MBPD in the same quarter of 2010.

This segment continues to be impacted by lower exploration and development activity in the Gulf of Mexico due to federal regulatory issues.  We expect to receive additional volumes into our offshore natural gas and crude oil pipelines in the fourth quarter of this year associated with the initial production from a new well and the restart of other wells that were down for recompletion or facility maintenance.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $146 million in the third quarter of 2011 compared to $166 million in the third quarter of 2010.

The partnership’s propylene business reported gross operating margin of $37 million for the third quarter of 2011 compared to $53 million in the third quarter of 2010 primarily due to lower sales margins and volumes.  Propylene fractionation volumes were 74 MBPD in the third quarter of 2011 compared to 77 MBPD for the same quarter of 2010.  Related propylene pipeline volumes were 97 MBPD during the third quarter of 2011 compared to 121 MBPD in the third quarter of 2010.

Enterprise’s butane isomerization business reported an increase in gross operating margin to $33 million in the third quarter of 2011 from $23 million in the third quarter of 2010 due to an increase in isomerization volumes and higher revenues from the sales of by-products.  Butane isomerization volumes during the third quarter of 2011 were a record 105 MBPD compared to 95 MBPD in the third quarter of 2010.

Gross operating margin for Enterprise’s octane enhancement business increased to a record $39 million for the third quarter of 2011 from $21 million for the third quarter of 2010 largely due to higher margins and contributions from the partnership’s high-purity isobutylene plant that was acquired in November 2010.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $22 million for the third quarter of 2011 compared to $51 million for the third quarter of 2010.  This $29 million decrease in gross operating margin was largely due to a $20 million increase in maintenance and pipeline integrity expenses and a $10 million decrease in gross operating margin from refined products marketing activities due to lower sales margins compared to the third quarter of 2010.  Pipeline volumes for the refined products pipeline and related services business were 677 MBPD for the third quarter of 2011 compared to 712 MPBD for the third quarter of 2010.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $15 million for the third quarter of 2011 compared to $18 million for the third quarter of 2010.

Other Investments – This business segment consists of our approximate 14% noncontrolling ownership interest in Energy Transfer, which is accounted for using the equity method.  Gross operating margin for this segment was an estimated $2 million of income for the third quarter of 2011, which includes $7.1 million of amortization of excess cost.  We recorded a loss of $12 million for the third quarter of 2010 in connection with this investment, which included $9.2 million of excess cost amortization.

Review of Other Items for the Third Quarter of 2011

General and administrative costs for the third quarter of 2011 decreased to $50 million from $70 million in the third quarter of 2010.  General and administrative costs for the third quarter of 2011 include $10 million of expenses related to the merger of Duncan Energy Partners L.P. (“Duncan”), which was completed on September 7, 2011.  General and administrative costs for the third quarter of 2010 included $20 million of charges related to the liquidation of certain employee partnerships and $14 million of expenses related to the merger with Enterprise GP Holdings L.P. (“Holdings”).

Interest expense for the third quarter of 2011 was $189 million compared to $192 million for the third quarter of 2010 primarily due to a decrease in the weighted-average interest rate of our debt obligations.  Our average debt principal balances for the third quarters of 2011 and 2010 were $14.8 billion and $13.8 billion, respectively.  The increase in the average debt balance between the two periods was primarily due to debt incurred to partially fund Enterprise’s capital investments and for working capital needs.  Interest costs attributable to ongoing construction activities are capitalized until the related asset is placed in service, at which time such costs are reflected as interest expense.

Capitalization

Total debt principal outstanding at September 30, 2011 was approximately $15.1 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2011, Enterprise had consolidated liquidity of approximately $2.8 billion, defined as unrestricted cash on hand and available borrowing capacity under our revolving credit facility.

Total capital spending in the third quarter of 2011, net of contributions in aid of construction costs, was approximately $1.1 billion, which includes $81 million of sustaining capital expenditures.

Conference Call to Discuss Third Quarter 2011 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2011 earnings.  The call will be broadcast live over the Internet beginning at 8:00 a.m. CT and may be accessed by visiting the company’s website at www.enterpriseproducts.com.

Basis of Financial Statement Presentation

Results presented for the three and nine months ended September 30, 2010 reflect the merger of Holdings with a wholly-owned subsidiary of Enterprise, which was completed on November 22, 2010 (the “Holdings Merger”).  Holdings is the surviving consolidated entity for accounting purposes, and as a result, Enterprise’s consolidated financial and operating results prior to the Holdings Merger have been presented as if Enterprise were Holdings from an accounting perspective.  Enterprise is the surviving consolidated entity for legal and reporting purposes.  The primary differences between Holdings’ and Enterprise’s consolidated results of operations were: (i) general and administrative costs incurred by Holdings and our former general partner; (ii) equity in income of Holdings’ noncontrolling ownership interests in Energy Transfer; and (iii) interest expense associated with Holdings’ debt.

For periods prior to November 22, 2010, the consolidated net income attributable to Enterprise’s limited partner interests that were owned by parties other than Holdings is presented as a component of net income attributable to noncontrolling interest. Furthermore, Enterprise’s earnings per unit amounts for periods prior to November 22, 2010 are based on net income attributable to the former owners of Holdings divided by the applicable weighted-average number of Holdings’ units outstanding for the period multiplied by the merger exchange ratio of 1.5 Enterprise common units for each Holdings unit.  Following the Holdings Merger, earnings per unit is determined by dividing net income attributable to Enterprise by the applicable weighted-average number of Enterprise limited partner units outstanding for the period.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a part of our long-term business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate or related transactions (if any); (8) the addition of losses or subtraction of gains on the monetization of derivative instruments recorded in accumulated other comprehensive income (loss); (9) the addition of net income attributable to the noncontrolling interest associated with the former public unitholders of Duncan, less related cash distributions paid to such unitholders; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include approximately 50,000 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of total working natural gas storage capacity.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; crude oil and refined products transportation, storage and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
   Rick Rainey, Director, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010
Revenues	$11,327.1		$8,067.8	$32,727.3		$24,155.7
Costs and expenses:
Operating costs and expenses	10,604.6		7,460.1	30,675.0		22,406.2
General and administrative costs	50.0		70.1	138.3		150.9
Total costs and expenses	10,654.6		7,530.2	30,813.3		22,557.1
Equity in income of unconsolidated affiliates	8.6		5.6	35.9		43.2
Operating income	681.1		543.2	1,949.9		1,641.8
Other income (expense):
Interest expense	(189.0)		(192.0)	(561.1)		(529.1)
Other, net	(1.0)		1.3	(0.2)		1.8
Total other expense	(190.0)		(190.7)	(561.3)		(527.3)
Income before provision for income taxes	491.1		352.5	1,388.6		1,114.5
Provision for income taxes	(11.6)		(4.9)	(26.1)		(20.1)
Net income	479.5		347.6	1,362.5		1,094.4
Net income attributable to noncontrolling interests:
Net income attributable to noncontrolling interests – Enterprise (1)	--		(296.6)	--		(887.3)
Net income attributable to noncontrolling interests – Duncan (2)	(3.6)		(8.5)	(20.9)		(26.8)
Net income attributable to noncontrolling interests – other	(4.5)		(5.5)	(15.8)		(19.3)
Total net income attributable to noncontrolling interests	(8.1)		(310.6)	(36.7)		(933.4)
Net income attributable to partners	$471.4		$37.0	$1,325.8		$161.0

Net income allocated to:
Limited partners	$471.4		$37.0	$1,325.8		$161.0
General partner	$--	$	*	$--	$	*
Per unit data (fully diluted):
Earnings per unit	$0.55		$0.18	$1.55		$0.77
Average limited partner units outstanding (in millions)	858.2		208.8	853.3		208.8
Other financial data:
Net cash flows provided by operating activities	$473.7		$523.4	$2,228.2		$1,443.8
Cash used in investing activities	$846.4		$609.7	$2,338.6		$2,501.5
Cash provided by (used in) financing activities	$292.7		$(367.5)	$74.0		$1,045.0
Distributable cash flow	$855.9		$572.8	$2,327.1		$1,685.2
Adjusted EBITDA	$955.6		$837.8	$2,762.4		$2,453.4
Depreciation, amortization and accretion	$254.4		$255.6	$739.2		$709.1
Distributions received from unconsolidated affiliates	$37.7		$44.7	$122.5		$146.0
Total debt principal outstanding at end of period	$15,052.7		$13,740.3	$15,052.7		$13,740.3
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$1,070.1		$653.1	$2,779.9		$1,391.2
Cash used for business combinations, net of cash received	--		12.8	--		1,233.0
Investments in unconsolidated affiliates	0.1		(3.9)	11.9		6.3
Other investing activities	3.8		--	7.4		--
Total capital spending	$1,074.0		$662.0	$2,799.2		$2,630.5

(1)   Represents consolidated net income attributable to Enterprise’s limited partner interests that were owned by parties other than Holdings prior to completion of the Holdings Merger on November 22, 2010. See “Basis of Presentation” discussion in the accompanying press release.
(2)   Represents consolidated net income attributable to Duncan Energy Partners’ limited partner interests that were owned by parties other Enterprise prior to completion of the Duncan Merger on September 7, 2011.
         * Amount is negligible.

Enterprise Products Partners L.P.			Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gross operating margin by segment:
NGL Pipelines & Services	$547.6	$397.2	$1,549.7	$1,275.5
Onshore Natural Gas Pipelines & Services	156.0	154.1	476.3	391.3
Onshore Crude Oil Pipelines & Services	67.4	35.0	167.0	87.6
Offshore Pipelines & Services	53.9	68.3	168.6	232.2
Petrochemical & Refined Products Services	145.6	166.2	397.8	444.3
Other Investments	2.3	(11.9)	11.3	(7.0)
Total gross operating margin	972.8	808.9	2,770.7	2,423.9
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(238.3)	(235.1)	(702.4)	(674.5)
Non-cash asset impairment charges	(5.2)	--	(5.2)	(1.5)
Operating lease expenses paid by EPCO	--	(0.2)	(0.3)	(0.5)
Gains from asset sales and related transactions	1.8	39.7	25.4	45.3
General and administrative costs	(50.0)	(70.1)	(138.3)	(150.9)
Operating income	$681.1	$543.2	$1,949.9	$1,641.8

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,241	2,326	2,286	2,254
NGL fractionation volumes (MBPD)	554	476	557	471
Equity NGL production (MBPD)	114	122	117	123
Fee-based natural gas processing (MMcf/d)	3,813	2,722	3,733	2,795
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,379	11,673	11,989	11,432
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	725	684	678	678
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,009	1,138	1,067	1,284
Crude oil transportation volumes (MBPD)	259	299	279	325
Platform natural gas processing (MMcf/d)	376	442	412	547
Platform crude oil processing (MBPD)	15	17	17	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	105	95	99	89
Propylene fractionation volumes (MBPD)	74	77	72	78
Octane additive and other plant production volumes (MBPD)	18	19	17	14
Transportation volumes, primarily refined products and petrochemicals (MBPD)	797	854	767	871
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,022	4,163	4,010	4,128
Natural gas transportation volumes (BBtus/d)	13,388	12,811	13,056	12,716
Equivalent transportation volumes (MBPD) (2)	7,545	7,534	7,446	7,474

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010 (1)	2011	2010 (1)
Net income attributable to partners	$471.4	$371.9	$1,325.8	$1,106.9
Adjustments to GAAP net income attributable to partners to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	254.4	252.8	739.2	704.2
Operating lease expenses paid by EPCO	--	0.2	0.3	0.5
Distributions received from unconsolidated affiliates	37.7	23.5	122.5	82.3
Equity in income of unconsolidated affiliates	(8.6)	(17.5)	(35.9)	(50.2)
Sustaining capital expenditures	(81.2)	(72.1)	(217.8)	(177.4)
Cash payments to settle asset retirement obligations	(1.4)	(6.4)	(2.3)	(9.6)
Gains from asset sales and related transactions	(1.8)	(39.7)	(25.4)	(45.4)
Proceeds from asset sales and related transactions	190.0	65.5	440.5	89.6
Monetization of derivative instruments	(17.5)	--	(23.2)	1.3
Net income attributable to noncontrolling interest – Duncan (2)	3.6	8.5	20.9	26.8
Distribution to be paid to Duncan unitholders with respect to period (3)	--	(10.6)	(21.4)	(31.7)
Other miscellaneous adjustments to derive distributable cash flow	9.3	(3.3)	3.9	(12.1)
Distributable cash flow	855.9	572.8	2,327.1	1,685.2
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	81.2	72.1	217.8	177.4
Cash payments to settle asset retirement obligations	1.4	6.4	2.3	9.6
Proceeds from asset sales and related transactions	(190.0)	(65.5)	(440.5)	(89.6)
Monetization of derivative instruments	17.5	--	23.2	(1.3)
Net income attributable to noncontrolling interests	8.1	14.0	36.7	46.1
Net income attributable to noncontrolling interest – Duncan (2)	(3.6)	(8.5)	(20.9)	(26.8)
Distribution to be paid to Duncan unitholders with respect to period (3)	--	10.6	21.4	31.7
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	3.0	(0.1)	(0.5)	6.3
Net effect of changes in operating accounts	(299.8)	(87.0)	61.6	(423.5)
Operating cash flows for the periods prior to the effective date of the Holdings merger attributable to standalone amounts of Holdings and EPGP	--	8.6	--	28.7
Net cash flows provided by operating activities	$473.7	$523.4	$2,228.2	$1,443.8

(1)   Distributable cash flow for periods prior to the Holdings Merger is calculated based on historical results of Enterprise.
(2)   Represents consolidated net income attributable to Duncan Energy Partners’ limited partner interests that were owned by parties other Enterprise prior to completion of the Duncan Merger on September 7, 2011.
(3)   Represents cash distributions paid to unitholders of Duncan Energy Partners (other than Enterprise) prior to completion of the Duncan Merger on September 7, 2011.

Enterprise Products Partners L.P.					Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010	2011
Net income	$479.5	$347.6	$1,362.5	$1,094.4	$1,651.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(8.6)	(5.6)	(35.9)	(43.2)	(54.7)
Distributions received from unconsolidated affiliates	37.7	44.7	122.5	146.0	168.4
Interest expense (including related amortization)	189.0	192.0	561.1	529.1	773.9
Provision for income taxes	11.6	4.9	26.1	20.1	32.1
Depreciation, amortization and accretion in costs and expenses	246.4	254.2	726.1	707.0	993.6
Adjusted EBITDA	955.6	837.8	2,762.4	2,453.4	3,565.1
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(189.0)	(192.0)	(561.1)	(529.1)	(773.9)
Provision for income taxes	(11.6)	(4.9)	(26.1)	(20.1)	(32.1)
Operating lease expenses paid by EPCO	--	0.2	0.3	0.5	0.5
Gains from asset sales and related transactions	(1.8)	(39.7)	(25.4)	(45.4)	(26.7)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	20.3	(2.1)	16.5	(3.7)	68.5
Net effect of changes in operating accounts	(299.8)	(75.9)	61.6	(411.8)	283.0
Net cash flows provided by operating activities	$473.7	$523.4	$2,228.2	$1,443.8	$3,084.4